UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 3, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On April 3, 2006, Star Gas Partners, L.P., a Delaware limited partnership (referred to herein as the “Partnership” “we” or “us”) filed Amendment No. 2 to its Registration Statement on Form S-3 with respect to a previously announced rights offering to its common unitholders. The Form S-3 included the following information with respect to the volume of retail home heating oil sold by the Partnership for the three months ended March 31, 2006:

“Three months ended March 31, 2006: For the three months ended March 31, 2006, retail volume of home heating oil declined by an estimated 61.7 million gallons, or 25.2%, to 183.3 million gallons, as compared to 245.0 million gallons for the three months ended March 31, 2005. We believe that this decline was due to net customer attrition, conservation and the impact of warmer temperatures. Based on estimates, we believe that temperatures were approximately 15% warmer for the three months ended March 31, 2006, as compared to the three months ended March 31, 2005. We expect that home heating oil volume sold for the remainder of fiscal 2006 will be substantially less than in the comparable period in fiscal 2005 due to net customer attrition, conservation and other factors such as delivery scheduling.”

Item 9.01(d). Exhibits

99.1        Press Release dated April 3, 2006

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Star Gas LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: April 3, 2006

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